Exhibit 10.2

APPOINTMENT AND WAIVER AGREEMENT

This APPOINTMENT AND WAIVER AGREEMENT (this “Agreement”) is entered into as of November 24, 2021 by and among Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), WBA Acquisition 5, LLC, a Delaware limited liability company (“Buyer”), and Village Practice Management Company, LLC, a Delaware limited liability company (the “Company”).

Recitals

WHEREAS, WBA, Buyer (as assignee of WBA Acquisition 4, LLC, a Delaware limited liability company) and the Company are parties to that certain Class D Preferred Unit Purchase Agreement, dated as of October 14, 2021 (the “Purchase Agreement”), together with, solely with respect to Sections 7.22 and 7.25 thereof, WBA Financial, LLC, a Delaware limited liability company, and, solely with respect to Section 7.24 thereof, the Signing Major Holders party thereto, pursuant to which the Company agreed to issue the Purchased Class D Preferred Units to Buyer in exchange for the Purchase Price, among other things;

WHEREAS, (a) the Company desires to waive the fulfilment of the closing condition set forth in the Purchase Agreement regarding the appointment of a member of the board of managers of the Company (the “Company Board”) to the board of directors of WBA (the “WBA Board”) and (b) in exchange therefor, WBA desires to appoint a member of the Company to the WBA Board following the Closing;

WHEREAS, WBA desires to waive the fulfillment of the covenant (and the closing condition set forth in Section 5.2(b) of the Purchase Agreement solely to the extent it regards such covenant) set forth in Section 7.11(b) of the Purchase Agreement requiring the Company to provide to the Buyer a supplement or amendment to, or amended version of, any applicable Schedule (an “Amended Schedule”), including reflecting any development or update occurring prior to the Closing Date since the date of the Purchase Agreement, together with supporting materials or information in a reasonable amount of detail, at least five (5) Business Days prior to the Closing, solely with respect to the requirement to provide any such Amended Schedule at least five (5) Business Days prior to the Closing; and

WHEREAS, unless the context requires otherwise, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

1. Waiver of First Closing Condition. Effective immediately, the Company hereby waives the fulfillment of the condition to its obligations to sell Class D Preferred Units in accordance with the terms of the Purchase Agreement set forth in Section 5.3(f), regarding the appointment of a member of the Company Board selected by the Founders (as defined in the

Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2020, by and among the Company and the members of the Company) and approved by the Nominating and Governance Committee of the WBA Board to the WBA Board. In connection with the foregoing, the parties hereto hereby fully waive and release all requirements and obligations under the Purchase Agreement relating to Sections 5.3(f) and 5.11 of the Purchase Agreement.

2. WBA Board Seat.

(a) In light of the waiver set forth in Section 1, subject to and following the Closing, WBA shall cause the appointment to the WBA Board of a member of the Company Board selected by the mutual agreement of the Founders and approved by the Nominating and Governance Committee of the WBA Board after exercising its good faith customary due diligence review and fiduciary duties (the “New WBA Director”). In connection with the foregoing, the Founders shall, if not already identified, identify to WBA their proposed appointee to the WBA Board (who shall be a member of the Company Board as of the date hereof) (the “Proposed Appointee”) no later than ten (10) days after the date hereof, and the Founders shall thereafter use Reasonable Efforts to provide all required background information requested by WBA in connection therewith as soon as reasonably practicable. If the Nominating and Governance Committee of the WBA Board and the WBA Board approve the Proposed Appointee so identified, WBA shall cause the appointment to the WBA Board of such Proposed Appointee no later than January 31, 2022. If the Nominating and Governance Committee of the WBA Board or the WBA Board does not approve the Proposed Appointee so identified, the Founders shall select a different proposed appointee (who shall be a member of the Company Board as of the date hereof) and thereafter provide the required background information requested by WBA as soon as reasonably practicable, and this process will repeat until an appointee selected by the Founders is approved by the Nominating and Governance Committee of the WBA Board.

(b) Each party hereto acknowledges that the New WBA Director shall be governed by (i) all applicable laws and regulations and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the WBA Board and shall for the avoidance of doubt be required to strictly adhere to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the WBA Board. Each party hereto acknowledges that the New WBA Director shall be required to provide WBA with such information and authorizations as reasonably requested from all members of the WBA Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of WBA’s proxy statement and other periodic reports or legally required disclosures with the SEC and to applicable stock exchanges and regulatory authorities. Each party hereto acknowledges that the New WBA Director shall be eligible to receive compensation and benefits for service as a director of WBA in the same manner and on the same basis as the other directors of WBA (including based upon whether he or she is an independent director and/or an employee or member of management of WBA).

3. Waiver of Second Closing Condition. Effective immediately, WBA hereby waives the fulfillment of the covenant (and the closing condition set forth in Section 5.2(b) of the Purchase Agreement solely to the extent it regards such covenant) set forth in Section 7.11(b) of the Purchase Agreement requiring the Company to provide to the Buyer any Amended Schedules, including reflecting any development or update occurring prior to the Closing Date since the date of the Purchase Agreement, together with supporting materials or information in a reasonable amount of detail, at least five (5) Business Days prior to the Closing; provided that the Company provides to the Buyer any Amended Schedules, including reflecting any development or update occurring prior to the Closing Date since the date of the Purchase Agreement, together with supporting materials or information in a reasonable amount of detail, at any time prior to the Closing.

4. Representations and Warranties of WBA and Buyer. Each of WBA and Buyer hereby represents and warrants to the Company that: (a) each of WBA and Buyer have the corporate power and authority to execute this Agreement and to bind itself to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by each of WBA and Buyer, constitutes a valid and binding obligation and agreement of each of WBA and Buyer and is enforceable against each of WBA and Buyer in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by each of WBA and Buyer does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which either WBA or Buyer is a party or by which it is bound.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to WBA and Buyer that: (a) the Company has the corporate power and authority to execute this Agreement and to bind itself to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. No Other Changes. Except as expressly provided herein, the Purchase Agreement is not amended, modified or otherwise affected by this Agreement, and the Purchase Agreement and the rights and obligations of the parties thereto thereunder are hereby ratified and confirmed in all respects and shall remain in full force and effect.

7. Miscellaneous. The terms set forth in Sections 7.2 (Notices, Consents, Etc.), 7.3 (Severability), 7.4 (Assignment; Successors), 7.5 (Counterparts; Facsimile Signatures), 7.6 (Expenses), 7.7 (Governing Law), 7.8 (Headings), 7.10 (Third Parties), 7.13 (Interpretive Matters), 7.14 (Submission to Jurisdiction), 7.15 (Waiver of Jury Trial), 7.16 (Specific Performance), 7.17 (Public Announcements), 7.18 (Attorneys’ Fees), 7.20 (Delays or Omissions) and 7.21 (Amendments and Waivers) of the Purchase Agreement are incorporated herein by reference mutatis mutandis as if more fully set forth herein.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WBA:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Joseph H. Greenberg
Name:	Joseph H. Greenberg
Title:	Vice President, Global M&A—Legal Walgreens Boots Alliance, Inc.

BUYER:

WBA ACQUISITION 5, LLC

By:	/s/ Joseph H. Greenberg
Name:	Joseph H. Greenberg
Title:	Vice President, Global M&A—Legal Walgreens Boots Alliance, Inc.

COMPANY:

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:	/s/ Timothy M. Barry
Name:	Timothy M. Barry
Title:	Chief Executive Officer

[Appointment and Waiver Agreement]